Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made by and between Nine Energy Service, LLC, a Delaware limited liability company (the “Company”), and David Crombie (“Executive”). Nine Energy Service, Inc., a Delaware corporation (“Parent”), joins this Agreement for the limited purposes of acknowledging and agreeing to the provisions of Sections 4.3, 6.1(b)(iv), 6.1(c) and 6.1(d) below.

W I T N E S S E T H:

WHEREAS, Crest Pumping Technologies, LLC, a Delaware limited liability company and wholly owned subsidiary of the Company, and Executive entered into that certain Employment Agreement dated June 30, 2014 (the “Original Employment Agreement”);

WHEREAS, the Company and Executive desire to amend and restate the Original Employment Agreement and enter into this Agreement, which supersedes and replaces the Original Employment Agreement in its entirety; and

WHEREAS, the Company desires to continue to employ Executive on the terms and conditions, and for the consideration, hereinafter set forth, and Executive desires to be employed by the Company on such terms and conditions and for such consideration.

NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, the Company and Executive agree as follows:

ARTICLE I

DEFINITIONS

In addition to the terms defined in the body of this Agreement, for purposes of this Agreement, the following capitalized words shall have the meanings indicated below:

1.1 “Board” shall mean the Board of Directors of Parent.

1.2 “Cause” shall mean a determination by the Board that Executive (a) has engaged in gross negligence or willful misconduct in the performance of Executive’s duties with respect to the Company or any other member of the Company Group (for the avoidance of doubt, the occurrence of poor or unsatisfactory results with respect to the Company’s performance shall not, in and of itself, constitute gross negligence or willful misconduct on behalf of Executive for purposes of this clause (a)), (b) has willfully breached any material provision of this Agreement or any other written agreement among Executive and the Company or any other member of the Company Group, as such agreement(s) may be amended from time to time, or any corporate policy or code of conduct established by the Company or any other member of the Company Group as in effect from time to time, (c) has willfully engaged in conduct that is injurious to the Company or any other member of the Company Group, or (d) has committed or been convicted of, pleaded no contest to or received adjudicated probation or deferred adjudication with respect to (i) a felony or (ii) any crime or misdemeanor involving fraud, dishonesty or moral turpitude (or a crime or misdemeanor of similar import in a foreign jurisdiction), that results, or could reasonably be expected to result, in material harm to the Company or any other member of the Company Group; provided, however, that, notwithstanding the foregoing, prior to any termination for Cause: (A) the

Company must provide Executive with notice of the existence of one of the forgoing conditions within 90 days following the date that the Company learns of the existence of such condition, (B) if such condition is capable of being cured, the Company must provide Executive 30 days to cure such condition. For purposes of this Agreement, no act or failure to act on Executive’s part shall be considered “willful” unless it is done, or omitted to be done, by Executive in bad faith or without reasonable, good faith belief that Executive’s action or omission was in accordance with, and not contrary to, the duties and responsibilities of Executive hereunder.

1.3 “Code” shall mean the Internal Revenue Code of 1986, as amended.

1.4 “Company Group” shall mean Parent and each of its direct and indirect subsidiaries (including the Company), and any of such entities’ respective successors.

1.5 “Date of Termination” shall mean the date Executive’s employment with the Company is considered to have terminated pursuant to Section 3.5.

1.6 “Good Reason” shall mean the occurrence of any of the following events:

(a) a material diminution in Executive’s Base Salary, other than as part of a decrease of up to 10% of the base salaries for all of the Company’s executive officers;

(b) the involuntary relocation of the geographic location of Executive’s principal place of employment by more than 75 miles from the location of Executive’s principal place of employment as of the Effective Date;

(c) a material diminution in Executive’s authority, duties or responsibilities, including a removal of Executive from the positions set forth in Section 2.2; or

(d) the assignment of duties or responsibilities that are materially inconsistent with the authority, duties or responsibilities of Executive’s positions set forth in Section 2.2.

Notwithstanding the foregoing provisions of this Section 1.6 or any other provision in this Agreement to the contrary, any assertion by Executive of a termination of employment for “Good Reason” shall not be effective unless all of the following requirements are satisfied: (i) the condition described in Section 1.6(a), (b), (c) or (d) giving rise to Executive’s termination of employment must have arisen without Executive’s consent; (ii) Executive must provide written notice to the Company of such condition in accordance with Section 9.1 within 45 days of Executive first becoming aware of the condition; (iii) the condition specified in such notice must remain uncorrected for 30 days after receipt of such notice by the Company; and (iv) the date of Executive’s termination of employment must occur within 90 days after the date that Executive provides the Company with written notice of such condition.

1.7 “Notice of Termination” shall mean a written notice delivered by one party to the other party indicating the termination provision in this Agreement relied upon for termination of Executive’s employment and the intended Date of Termination.

1.8 “Parent Common Stock” shall mean the common stock, par value $0.01 per share, of Parent.

1.9 “Release” means a release of all claims, in substantially the form attached hereto as Appendix A, as may be updated by the Company to reflect the circumstances of Executive’s separation and any changes in applicable law.

1.10 “Release Expiration Date” means the date that is 21 days following the date upon which the Company timely delivers to Executive the Release (which shall occur no later than seven days after the Date of Termination) or, in the event that such termination of Executive’s employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967, as amended), the date that is 45 days following such delivery date.

1.11 “Section 409A Payment Date” shall mean the earlier of (a) the date of Executive’s death or (b) the date that is six months after the Date of Termination.

1.12 “Stock Incentive Plan” shall mean the Nine Energy Service, Inc. 2011 Stock Incentive Plan, as amended, restated or otherwise modified from time to time.

ARTICLE II

EMPLOYMENT AND DUTIES

2.1 Employment; Effective Date. The Company agrees to employ Executive, and Executive agrees to be employed by the Company, pursuant to the terms of this Agreement beginning as of November 20, 2018 (the “Effective Date”) and continuing for the period of time set forth in Article III of this Agreement, subject to the terms and conditions of this Agreement.

2.2 Positions. From and after the Effective Date, the Company shall employ Executive and (i) from the Effective Date through December 31, 2018, Executive shall serve in the position of Executive Vice President and President of Completion Solutions of the Company and Parent, and (ii) effective January 1, 2019, Executive’s position shall change such that Executive shall serve in the position of Executive Vice President and Chief Operating Officer of the Company and Parent. In addition, Executive shall serve in such other position or positions as the Board or the Company may designate from time to time, which may include providing services to other members of the Company Group, as the Board or the Company may reasonably assign from time to time.

2.3 Duties and Services. Executive agrees to serve in the position(s) referred to in Section 2.2 and to perform diligently and to the best of Executive’s abilities the duties and services appertaining to such position(s), as well as such additional duties and services appropriate to such position(s) that the Board or the Company may designate from time to time.

2.4 Other Interests. Executive agrees, during the period of Executive’s employment hereunder, to devote all of Executive’s business time, energy, and Executive’s best efforts, to the business and affairs of the Company and the other members of the Company Group. Notwithstanding the foregoing, the parties acknowledge and agree that Executive may (a) engage in and manage Executive’s passive personal investments, (b) engage in charitable and civic activities, and (c) serve on the board of directors or similar governing body of charitable or civic entities, which activities will not conflict with the business and affairs of the Company or another member of the Company Group or interfere with the performance of Executive’s duties hereunder.

In addition, Executive may serve on the board of directors or similar governing body of one for-profit entity (other than the Board) upon approval by the Board in writing (or a committee thereof), which approval shall not be unreasonably withheld so long as such activities do not conflict with the business and affairs of the Company or another member of the Company Group or interfere with the performance of Executive’s duties hereunder.

2.5 Duty of Loyalty. Executive shall make full disclosure to the Company of all business opportunities pertaining to the Company Group’s business and shall not appropriate for Executive’s own benefit business opportunities concerning the subject matter of the fiduciary relationship. Executive acknowledges that Executive owes each member of the Company Group a fiduciary duty of loyalty, fidelity and allegiance to act in the best interests of the Company Group.

ARTICLE III

TERM AND TERMINATION OF EMPLOYMENT

3.1 Term. Unless sooner terminated pursuant to other provisions hereof, the Company agrees to employ Executive for the period beginning on the Effective Date and ending on the third anniversary of the Effective Date (the “Initial Expiration Date”); provided, however, that beginning on the Initial Expiration Date, and on each anniversary of the Initial Expiration Date thereafter, if Executive’s employment under this Agreement has not been terminated pursuant to Sections 3.2 or 3.3, then said term of employment shall automatically be extended for additional one-year periods (each, a “Renewal Term”) unless on or before the date that is 60 days prior to the first day of any such Renewal Term, either party gives written notice to the other party that no such automatic extension shall occur, in which case the term of employment shall terminate as of the Initial Expiration Date or the end of the then-current Renewal Term, as applicable.

3.2 Company’s Right to Terminate. Notwithstanding the provisions of Section 3.1, Executive’s employment with the Company shall automatically terminate upon Executive’s death and the Company may terminate Executive’s employment under this Agreement at any time for any of the following reasons by providing Executive with a Notice of Termination:

(a) upon Executive being unable to perform Executive’s duties or fulfill Executive’s obligations under this Agreement by reason of any physical or mental impairment (after accounting for reasonable accommodation, if applicable) for a continuous period of not less than three months, as reasonably determined by the Company;

(b) for Cause; or

(c) for any other reason whatsoever or for no reason at all, in the sole discretion of the Company.

3.3 Executive’s Right to Terminate. Notwithstanding the provisions of Section 3.1, Executive shall have the right to terminate Executive’s employment under this Agreement for Good Reason or for any other reason whatsoever or for no reason at all, in the sole discretion of Executive, by providing the Company with a Notice of Termination. In the case of a termination of employment by Executive pursuant to this Section 3.3, the Date of Termination specified in the Notice of Termination shall not be less than 15 nor more than 60 days from the date such Notice of Termination is given, and the Company may require a Date of Termination earlier than that specified in the Notice of Termination (and, if such earlier Date of Termination is so required, then it shall not change the basis for the termination of Executive’s employment nor be construed or interpreted as a termination of employment pursuant to Section 3.1 or Section 3.2).

3.4 Deemed Resignations. Unless otherwise agreed to in writing by Parent or the Company and Executive prior to the termination of Executive’s employment, any termination of Executive’s employment shall constitute (a) an automatic resignation of Executive as an officer of the Company and each other member of the Company Group (as applicable) and (b) an automatic resignation of Executive from the board of directors or similar governing body of any member of the Company Group, and from the board of directors or similar governing body of any corporation, limited liability entity or other entity in which any member of the Company Group holds an equity interest and with respect to which board or similar governing body Executive serves as any member of the Company Group’s designee or other representative.

3.5 Meaning of Termination of Employment. For all purposes of this Agreement, Executive’s employment with the Company shall be considered to have terminated when Executive incurs a “separation from service” with the Company within the meaning of Section 409A(a)(2)(A)(i) of the Code and the applicable Treasury regulations and interpretive guidance issued thereunder.

ARTICLE IV

COMPENSATION AND BENEFITS

4.1 Base Salary. During the term of this Agreement, Executive shall receive an annualized base salary of $400,000 (the “Base Salary”), which Base Salary (a) shall be reviewed at least annually by the Board (or a committee thereof) and (b) may be (but shall not be required to be) increased from time to time in the sole discretion of the Board (or a committee thereof). Effective January 1, 2019, Executive’s Base Salary shall be increased to not less than $475,000. Notwithstanding any provision of this Agreement, the Company may decrease Executive’s Base Salary by up to 10% as part of similar reductions of the base salaries applicable to all of the Company’s or Parent’s executive officers. Executive’s Base Salary shall be paid in substantially equal installments in accordance with the Company’s standard policy regarding payment of compensation to executives as in effect from time to time but no less frequently than monthly.

4.2 Bonuses. Executive shall be eligible to participate in an annual cash incentive bonus program which will provide for a potential annual, calendar-year bonus based on criteria determined in the discretion of the Board (the “Annual Bonus”), with a target bonus of no less than 80% of the Base Salary if all target levels of performance are satisfied and a maximum bonus of up to 160% of the Base Salary if all maximum levels of performance are satisfied, it being understood that the target bonus at planned or targeted levels of performance and the actual amount of each Annual Bonus shall be determined in the discretion of the Board. Effective January 1, 2019, Executive’s Annual Bonus shall have a target bonus of no less than 85% of the Base Salary if all target levels of performance are satisfied and a maximum bonus of up to 170% of the Base Salary if all maximum levels of performance are satisfied, it being understood that the target bonus at planned or targeted levels of performance and the actual amount of each Annual Bonus shall be determined in the discretion of the Board. The Company shall pay each Annual Bonus, if any, as soon as reasonably practicable after its receipt of audited financial statements for the applicable calendar year to which the bonus relates (the “Bonus Year”), but in no event shall such Annual Bonus, if any, be paid later than March 15 of the calendar year that follows such Bonus Year; provided, however, that Executive will be entitled to receive payment of an Annual Bonus for a Bonus Year only if Executive is employed by the Company on December 31 of the Bonus Year to which the Annual Bonus relates.

4.3 Equity Compensation Awards. During Executive’s employment hereunder, beginning in the 2019 calendar year, Executive shall be eligible to receive annual equity compensation awards pursuant to the Stock Incentive Plan or such other equity compensation plan offered by Parent or another member of the Company Group to similarly situated executives of the Company on such terms and conditions as the Board (or a committee thereof) shall determine from time to time. All awards, if any, granted to Executive under the Stock Incentive Plan or any such other plan shall be subject to and governed by the terms and provisions of the Stock Incentive Plan or such other plan as in effect from time to time and the award agreements evidencing such awards. Nothing in this Section 4.3 shall be construed to give Executive any rights to any amount or type of grant or award except as approved by the Board (or a committee thereof) and set forth in a written or electronic award agreement provided to Executive with respect to such grant or award.

4.4 Other Benefits. During Executive’s employment hereunder, and subject to the terms and conditions of the applicable benefit plans and programs in effect from time to time, Executive shall be eligible to participate in all benefit plans and programs of the Company, including improvements or modifications of the same, which are now, or may hereafter be, available to other senior executives of the Company. The Company shall not, however, by reason of this Section 4.4, be obligated to institute, maintain, or refrain from changing, amending, or discontinuing, any such benefit plan or program, so long as such changes are similarly applicable to other senior executives generally. In addition, during Executive’s employment hereunder, the Company shall pay for a parking space at Executive’s principal place of employment by the Company.

4.5 Expenses. Subject to Section 9.14, the Company shall reimburse Executive for all reasonable business expenses incurred by Executive in performing services hereunder, including all expenses of travel and living expenses while away from home on business or at the request of and in the service of the Company; provided, that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company or Parent. Any such reimbursement of expenses shall be made by the Company upon or as soon as practicable following receipt of supporting documentation reasonably satisfactory to the Company (but in any event not later than the close of Executive’s taxable year following the taxable year in which the expense is incurred by Executive); provided, however, that, upon Executive’s termination of employment with the Company, in no event shall any additional reimbursement be made prior to the Section 409A Payment Date to the extent such payment delay is required under Section 409A(a)(2)(B)(i) of the Code. In no event shall any reimbursement be made to Executive for expenses incurred after the Date of Termination.

4.6 Vacation and Sick Leave. During Executive’s employment hereunder, Executive shall be entitled to (a) sick leave in accordance with the Company’s policies applicable to its senior executives from time to time and (b) up to five weeks paid vacation each calendar year (none of which may be carried forward to a succeeding year), which shall be accrued, scheduled and taken in accordance with the Company’s vacation policy as in effect from time to time.

ARTICLE V

PROTECTION OF INFORMATION

5.1 Disclosure to and Property of the Company. For purposes of this Article V, the term “the Company” shall include the Company and any other member of the Company Group, and any reference to “employment” or similar terms shall include a director or consulting relationship. All information, trade secrets, designs, ideas, concepts, improvements, product developments, discoveries and inventions, whether patentable or not, that are conceived, made, developed, disclosed to or acquired by Executive, individually or in conjunction with others, during the period of Executive’s employment by the Company (whether during business hours or otherwise and whether on the Company’s premises or otherwise) that relate to the Company’s business, trade secrets, products or services (including all such information relating to corporate opportunities, strategies, business plans, product specifications, compositions, manufacturing and distribution methods and processes, research, financial and sales data, pricing terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or their requirements, the identity of key contacts within the customer’s organizations or within the organization of acquisition prospects, or production, marketing and merchandising techniques, prospective names and marks) and all writings or materials of any type embodying any of such information, ideas, concepts, improvements, discoveries, inventions and other similar forms of expression (collectively, “Confidential Information”) shall be disclosed to the Company and are and shall be the sole and exclusive property of the Company. For purposes of this Agreement, Confidential Information shall not include any information that (i) is or becomes generally available to the public other than as a result of a disclosure or wrongful act of Executive or any of Executive’s agents; (ii) was available to Executive on a non-confidential basis before its disclosure by the Company to Executive; or (iii) becomes available to Executive on a non-confidential basis from a source other than the Company; provided that such source is not bound by a confidentiality agreement with, or other obligation with respect to confidentiality to, the Company. All documents, videotapes, written presentations, brochures, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, E-mail, voice mail, electronic databases, maps, drawings, architectural renditions, models and all other writings or materials of any type embodying any of such information, ideas, concepts, improvements, discoveries, inventions and other similar forms of expression are and shall be the sole and exclusive property of the Company. Executive agrees to perform all actions reasonably requested by the Company or its affiliates to establish and confirm such exclusive ownership. Upon termination of Executive’s employment with the Company (and at any other time upon request by the Company), Executive promptly shall deliver all documents, files (including electronically stored information) and other materials constituting or reflecting Confidential Information, and all copies thereof, to the Company; provided, that Executive shall be entitled to retain a copy of those documents that constitute Executive’s personal address book and those documents provided to Executive by the Company that reflect Executive’s benefit plan elections.

5.2 Disclosure to Executive. During Executive’s employment hereunder, the Company shall disclose to Executive, and place Executive in a position to have access to or develop, Confidential Information.

5.3 No Unauthorized Use or Disclosure. Executive agrees to preserve and protect the confidentiality of all Confidential Information. Executive agrees that Executive will not, at any time during or after Executive’s employment hereunder, make any unauthorized disclosure of, Confidential Information, or make any use thereof, except, in each case, in the carrying out of Executive’s responsibilities hereunder. Executive shall use reasonable efforts to cause all persons or entities to whom or which any Confidential Information shall be disclosed by Executive hereunder to preserve and protect the confidentiality of such Confidential Information. Executive shall have no obligation hereunder to keep confidential any Confidential Information if and to the extent disclosure thereof is specifically required by law. Executive agrees that all Confidential Information (whether now or hereafter existing) conceived, discovered or made by Executive during the period of Executive’s employment by the Company belongs to the Company (and not to Executive), and upon request by the Company for specified Confidential Information, Executive will promptly disclose such Confidential Information to the Company and perform all actions reasonably requested by the Company to establish and confirm such exclusive ownership. As a result of Executive’s employment by the Company, Executive may also from time to time have access to, or knowledge of, confidential information of third parties that provide such information to the Company with an expectation of confidence, including customers, suppliers, partners, joint venturers, and the like. Executive also agrees to preserve and protect the confidentiality of all such third-party confidential information in accordance with the Company’s obligations relating thereto.

5.4 Ownership by the Company. If, during Executive’s employment by the Company, Executive creates any work of authorship fixed in any tangible medium of expression that is the subject matter of copyright (such as videotapes, written presentations, computer programs, E-mail, voice mail, electronic databases, drawings, maps, architectural renditions, models, manuals, brochures, or the like) relating to the Company’s business, products, or services, whether such work is created solely by Executive or jointly with others (whether during business hours or otherwise and whether on the Company’s premises or otherwise), the Company shall be deemed the author of such work if the work is prepared by Executive in the scope of Executive’s employment; or, if the work relating to the Company’s business, products, or services is not prepared by Executive within the scope of Executive’s employment but is specially ordered by the Company as a contribution to a collective work, as a part of a motion picture or other audiovisual work, as a translation, as a supplementary work, as a compilation, or as an instructional text, then the work shall be considered to be work made for hire and the Company shall be the author of the work. If the work relating to the Company’s business, products, or services is neither prepared by Executive within the scope of Executive’s employment nor a work specially ordered that is deemed to be a work made for hire during Executive’s employment by the Company, then Executive hereby agrees to assign, and by these presents does assign, to the Company, all of Executive’s worldwide right, title, and interest in and to such work and all rights of copyright therein.

5.5 Assistance by Executive. During the period of Executive’s employment by the Company, Executive shall assist the Company and any Company nominee, at any time, in the protection of the Company’s worldwide right, title and interest in and to Confidential Information and the execution of all formal assignment documents requested by the Company or its nominee(s) and the execution of all lawful oaths and applications for patents and registration of copyright in the United States and foreign countries. After Executive’s employment with the Company terminates, at the request from time to time and expense of the Company, Executive shall assist the Company or its nominee(s) in the protection of the Company’s worldwide right, title and interest in and to Confidential Information and the execution of all formal assignment documents requested by the Company or its nominee and the execution of all lawful oaths and applications for patents and registration of copyright in the United States and foreign countries provided, however, that such assistance from Executive after Executive’s employment with the Company terminates shall be at the Company’s expense and shall not require Executive to expend unreasonable periods of time or unreasonably interfere with any obligations Executive may have to provide services to other persons or entities.

5.6 Remedies. Executive acknowledges that money damages would not be a sufficient remedy for any breach of this Article V by Executive, and the Company shall be entitled to enforce the provisions of this Article V by terminating payments then owing to Executive under this Agreement or otherwise and to specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Article V but shall be in addition to all remedies available at law or in equity, including the recovery of damages from Executive and Executive’s agents.

5.7 Permitted Disclosures. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall prohibit or restrict Executive from lawfully (a) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by any governmental or regulatory agency, entity, or official(s) (collectively, “Governmental Authorities”) regarding a possible violation of any law; (b) responding to any inquiry or legal process directed to Executive individually from any such Governmental Authorities; (c) testifying, participating or otherwise assisting in an action or proceeding by any such Governmental Authorities relating to a possible violation of law; or (d) making any other disclosures that are protected under the whistleblower provisions of any applicable law. Additionally, pursuant to the federal Defend Trade Secrets Act of 2016, Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made to Executive’s attorney in relation to a lawsuit for retaliation against Executive for reporting a suspected violation of law; or (iii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Nor does this Agreement require Executive to obtain prior authorization from the Company before engaging in any conduct described in this paragraph, or to notify the Company that Executive has engaged in any such conduct.

ARTICLE VI

EFFECT OF TERMINATION OF EMPLOYMENT ON COMPENSATION

6.1 Effect of Termination of Employment on Compensation.

(a) If Executive’s employment hereunder shall terminate: (i) at the expiration of the term provided in Section 3.1 after Executive has given the Company written notice of non-renewal, (ii) pursuant to a termination by the Company pursuant to Section 3.2(b), or (iii) pursuant to Executive’s resignation for other than Good Reason, then all compensation and all benefits to Executive hereunder shall terminate contemporaneously with such termination of employment, except that Executive shall be entitled to (A) payment of all accrued and unpaid Base Salary earned through the Date of Termination as well as any Annual Bonus that has been earned pursuant to Section 4.2 for the calendar year ending on or prior to the Date of Termination but remains unpaid as of the Date of Termination (which Annual Bonus, if any, shall be paid in a lump sum at the time provided for payment in Section 4.2), (B) reimbursement for all incurred but unreimbursed expenses for which Executive is entitled to reimbursement in accordance with Section 4.5, and (C) benefits to which Executive is entitled under the terms of any applicable benefit plan or program.

(b) If Executive’s employment hereunder shall terminate: (i) at the expiration of the term provided in Section 3.1 after the Company has given Executive written notice of non-renewal, (ii) pursuant to Executive’s resignation for Good Reason, or (iii) pursuant to a termination by the Company pursuant to Section 3.2(c), then all compensation and all benefits to Executive hereunder shall terminate contemporaneously with such termination of employment, except that (A) Executive shall be entitled to receive the compensation and benefits described in clauses (A) through (C) of Section 6.1(a), and (B) subject to (1) Executive’s execution and delivery to the Company by the Release Expiration Date (and non-revocation within any time provided to do so) of the Release; and (2) Executive’s abiding by the terms of Articles V and VII, then Executive shall be entitled to receive the payments and benefits set forth in Section 6.1(b)(i), (ii), (iii) and (iv) below.

(i) The Company shall pay to Executive a total amount equal to the Severance Multiple multiplied by the sum of: (x) Executive’s Base Salary for the year in which such termination occurs and (y) Executive’s then-current target Annual Bonus (such amount being referred to as the “Severance Payment”). The Severance Payment will be divided into 12 substantially equal installments. On the Company’s first regularly scheduled pay date that is on or after the date that is 60 days after Date of Termination, the Company shall pay to Executive, without interest, a number of such installments equal to the number of such installments that would have been paid during the period beginning on the Date of Termination and ending on the Company’s first regularly scheduled pay date that is on or after the date that is 60 days after the Date of Termination had the installments been paid on a monthly basis commencing on the Company’s first regularly scheduled pay date coincident with or next following the Date of Termination, and each of the remaining installments shall be paid on a monthly basis thereafter; provided, however, that to the extent, if any, that the aggregate amount of the installments of the Severance Payment that would otherwise be paid pursuant to the preceding provisions of this Section 6.1(b)(i) after March 15 of the calendar year following the calendar year in which the Date of Termination occurs (the “Applicable March 15”) exceeds the maximum exemption amount under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A), then such excess shall be paid to Executive in a lump sum on the Applicable March 15 (or the first business day preceding the Applicable March 15 if the Applicable March 15 is not a business day) and the installments of the Severance Payment payable after the Applicable March 15 shall be reduced by such excess (beginning with the installment first payable after the Applicable March 15 and continuing with the next succeeding installment until the aggregate reduction equals such excess). As used herein, the “Severance Multiple” shall mean (A) one, if the Date of Termination occurs prior to January 1, 2019 and not upon or following a Corporate Change (as defined in the Stock Incentive Plan); (B) two, if the Date of Termination occurs prior to January 1, 2019 and upon or following a Corporate Change; (C) one and one-half, if the Date of Termination occurs on or after January 1, 2019 and not upon or within the 24-month period immediately following a Corporate Change; and (D) two and one-half if the Date of Termination occurs on or after January 1, 2019 and upon or at any time within the 24-month period immediately following a Corporate Change.

(ii) Subject to the achievement of the level of performance necessary for participants in the Company’s annual cash incentive bonus program to receive cash bonuses for the Bonus Year that includes the Date of Termination, the Company shall pay to Executive a prorated portion of Executive’s Annual Bonus for such Bonus Year by multiplying (A) the amount of such Annual Bonus that Executive would have been eligible to receive had Executive remained employed by the Company through the date of payment of such Annual Bonus by (B) a fraction, the numerator of which is the number of days that elapsed from the first day of such Bonus Year up to and including the Date of Termination and the denominator of which is the number of days in such Bonus Year (such product of the foregoing clauses (A) and (B), the “Prorated Bonus”). The Prorated Bonus shall be payable in a lump sum on the date that bonuses under the Company’s annual cash incentive bonus program with respect to such Bonus Year are payable to other participants in such program but in no event later than March 15 of the calendar year following the calendar year in which the Date of Termination occurs.

(iii) During the portion, if any, of the 18-month period following the Date of Termination (the “Reimbursement Period”) that Executive elects to continue coverage for Executive and Executive’s spouse and eligible dependents, if any, under the Company’s group health plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall promptly reimburse Executive on a monthly basis for the entire amount Executive pays to effect and continue such coverage (the “Monthly Reimbursement Amount”). Each payment of the Monthly Reimbursement Amount shall be paid to Executive on the Company’s first regularly scheduled pay date in the calendar month immediately following the calendar month in which Executive submits to the Company documentation of the applicable premium payment having been paid by Executive, which documentation shall be submitted by Executive to the Company within 60 days following the date on which the applicable premium payment is paid. Executive shall be eligible to receive such reimbursement payments until the earliest of: (A) the last day of the Reimbursement Period; (B) the date Executive is no longer eligible to receive COBRA continuation coverage; and (C) the date on which Executive becomes eligible to receive coverage under a group health plan sponsored by another employer (and any such eligibility shall be promptly reported to the Company by Executive); provided, however, that the election of COBRA continuation coverage and the payment of any premiums due with respect to such COBRA continuation coverage shall remain Executive’s sole responsibility, and the Company shall not assume any obligation for payment of any such premiums relating to such COBRA continuation coverage. Notwithstanding the foregoing, if the provision of the benefits described in this paragraph cannot be provided in the manner described above without penalty, tax or other adverse impact on the Company, then the Company and Executive shall negotiate in good faith to determine an alternative manner in which the Company may provide substantially equivalent benefits to Executive without such adverse impact on the Company.

(iv) With respect to any outstanding equity compensation awards granted to Executive prior to the Date of Termination pursuant to the Stock Incentive Plan or any other equity compensation plan of Parent or another member of the Company Group that remain unvested as of the Date of Termination (collectively, the “Outstanding Equity Awards”): (A) except as otherwise provided in this Section 6.1(b)(iv) or Section 6.1(d), each Outstanding Equity Award shall become immediately fully vested as of the Date of Termination; provided, however, that if any Outstanding Equity Award is subject to a performance requirement (other than continued employment or service by Executive), then no portion of any such Outstanding Equity Award shall become immediately fully vested as of the Date of Termination and such Outstanding Equity Award shall remain subject to the terms and conditions set forth in the applicable award agreement(s) pursuant to which such Outstanding Equity Award was granted, applied as if Executive was continuously employed by a member of the Company Group from the date of grant through the settlement date of such Outstanding Equity Award; and (B) all outstanding stock options that have become vested as of the Date of Termination (determined after giving effect to clause (A) of this Section 6.1(b)(iv)) shall remain exercisable through the earlier of the date that is one year after the Date of Termination or the original expiration date of such stock options.

(c) If Executive’s employment hereunder shall terminate (i) for the reason described in Section 3.2(a) or (ii) by reason of Executive’s death, then so long as Executive (or, in the case of Executive’s death, Executive’s estate): (A) executes and delivers to the Company the Release by the Release Expiration Date (and does not exercise any revocation right with respect to the Release within any time provided to do so); and (B) abides by the terms of Articles V and VII, then (1) except as otherwise provided in Section 6.1(d), as of the Date of Termination, the Applicable Pro-Rated Portion (as defined below), if any, of each Outstanding Equity Award shall become immediately fully vested as of the Date of Termination; and (2) all outstanding stock options that have become vested as of the Date of Termination (determined after giving effect to the foregoing clause (1) of this Section 6.1(c)) shall remain exercisable through the earlier of the date that is one year after the Date of Termination or the original expiration date of such stock options. As used herein, the “Applicable Pro-Rated Portion” means, with respect to an Outstanding Equity Award, the number of shares of Parent Common Stock subject to such Outstanding Equity Award equal to the difference (if positive) between “A” and “B,” where:

“A” equals the total number of shares of Parent Common Stock subject to such Outstanding Equity Award (determined based on target performance for awards then subject to a performance requirement other than continued employment or service by Executive) multiplied by a fraction, the numerator of which is the total number of days during the period beginning on the date the vesting period applicable to such Outstanding Equity Award (the “Vesting Period”) commenced pursuant to the applicable award agreement and ending on the Date of Termination and the denominator of which is the total number of days in the Vesting Period; and

“B” equals the total number of shares of Parent Common Stock subject to such Outstanding Equity Award, if any, that have become vested in accordance with the applicable award agreement prior to the Date of Termination.

(d) Notwithstanding anything in Section 6.1(b)(iv) or 6.1(c) to the contrary, in the event Executive’s employment hereunder terminates (i) at the expiration of the term provided in Section 3.1 after the Company has given Executive written notice of non-renewal, (ii) pursuant to Executive’s resignation for Good Reason, (iii) pursuant to a termination by the Company pursuant to Section 3.2(c), (iv) for the reason described in Section 3.2(a), or (v) by reason of Executive’s death, in each case, within the 24-month period immediately following a Corporate Change (as defined in the Stock Incentive Plan), then so long as Executive (or, in the case of Executive’s death, Executive’s estate): (vi) executes and delivers to the Company the Release by the Release Expiration Date (and does not exercise any revocation right with respect to the Release within any time provided to do so); and (vii) abides by the terms of Articles V and VII, then, as of the Date of Termination: (A) each Outstanding Equity Award shall become immediately fully vested (determined based on target performance for awards then subject to a performance requirement other than continued employment or service by Executive); and (B) all outstanding stock options that have become vested as of the Date of Termination (determined after giving effect to the immediately preceding clause (A)) shall remain exercisable through the earlier of the date that is one year after the Date of Termination or the original expiration date of such stock options.

(e) Notwithstanding any other provision in this Agreement, if Executive is a “disqualified individual” (as defined in Section 280G(c) of the Code), and the payments and benefits provided for in this Agreement, together with any other payments and benefits that Executive has the right to receive from the Company or any other member of the Company Group, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the payments and benefits provided for in this Agreement shall be either (i) reduced (but not below zero) so that the present value of such total amounts and benefits received by Executive from the Company and any other members of the Company Group will be one dollar ($1.00) less than three times Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by Executive shall be subject to the excise tax imposed by Section 4999 of the Code or (ii) paid in full, whichever produces the better net after-tax position to Executive (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes). The reduction of payments and benefits hereunder, if applicable, shall be made by reducing, first, payments or benefits to be paid in cash hereunder in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time) and, then, reducing any benefit to be provided in-kind hereunder in a similar order. If a reduced payment or benefit is made or provided and through error or otherwise that payment or benefit, when aggregated with other payments and benefits from the Company and any other members of the Company Group used in determining whether a “parachute payment” exists, exceeds one dollar ($1.00) less than three times Executive’s base amount, then Executive shall immediately repay such excess to the Company upon notification that an overpayment has been made. Nothing in this Section 6.1(e) shall require the Company or any other member of the Company Group to be responsible for, or have any liability or obligation with respect to, Executive’s excise tax liabilities under Section 4999 of the Code. All determinations with respect to this Section 6.1(e) shall be made by an independent nationally recognized certified public accounting firm selected by the Board at Parent’s or the Company’s sole expense.

ARTICLE VII

NON-COMPETITION AGREEMENT

7.1 Definitions. As used in this Article VII, the following terms shall have the following meanings:

(a) “Business” means: (i) for the period of time in which Executive is employed by any member of the Company Group, the provision and sale of the products and services provided by any member of the Company Group during the course of Executive’s employment or affiliation (but excluding any period for which Executive is solely an equity owner of any member of the Company Group and has no other affiliation with the Company Group) therewith and other products and services that are functionally equivalent to the foregoing and (ii) for the period of time within the Prohibited Period in which Executive is not employed by any member of the Company Group, the provision and sale of the products and services that were provided by the Company Group during the period of time in which Executive was employed by such member of the Company Group and other products and services that are functionally equivalent to the foregoing. The Business includes for purposes of both clauses (i) and (ii): (A) the provision of equipment and services used in the completion of wells for the production of oil and natural gas (including cementing, wireline and coiled tubing services), and (B) the provision of production enhancement and well workover services and the sale or rental of equipment relating thereto in connection with the production of oil and natural gas, but in each case, only to the extent any member of the Company Group was engaged in such provision of equipment and services or such workover services or such sale of rental equipment (or the functional equivalent of any of the foregoing) during the period of Executive’s employment or affiliation (but excluding any period for which Executive is solely an equity owner of any member of the Company Group and has no other affiliation with the Company Group) with any member of the Company Group.

(b) “Competing Business” means any business, individual, partnership, firm, corporation or other entity (other than any member of the Company Group) which engages in, or is preparing to engage in, the Business in the Restricted Area.

(c) “Prohibited Period” means the period during which Executive is employed by any member of the Company Group and a period of 12 months following the date that Executive is no longer employed by any member of the Company Group.

(d) “Restricted Area” means the geographic areas set forth on Appendix B hereto and any other geographic area within a 100-mile radius of any other location where any member of the Company Group conducts or has material plans to conduct the Business and Executive has direct or indirect responsibilities for, or Confidential Information about, such Business.

7.2 Non-Competition; Non-Solicitation. Executive and the Company agree that the non-competition and non-solicitation provisions of this Article VII are a material inducement for the Company to employ Executive and that this Article VII is necessary to protect the Confidential Information of the Company and the other members of the Company Group disclosed or entrusted to Executive by the Company Group or created or developed by Executive for the Company Group, and to protect the business goodwill of the Company Group.

(a) Subject to the exceptions set forth in Sections 7.2(b) and 7.2(d), Executive expressly covenants and agrees that during the Prohibited Period (i) Executive will refrain from carrying on or engaging in, directly or indirectly, any business that is competitive with, or similar to, that of any member of the Company Group in the Restricted Area. Accordingly, Executive covenants and agrees that Executive will not, directly or indirectly, own, manage, operate, join, become an employee of, partner in, owner or member of (or an independent contractor to), control or participate in, be connected with or otherwise be affiliated with any business, individual, partnership, firm, corporation or other entity which constitutes a Competing Business in the Restricted Area, as Executive expressly agrees that each of the foregoing activities would represent carrying on or engaging in a business similar to (or the same as) any member of the Company Group, as prohibited by this Section 7.2(a).

(b) Notwithstanding the restrictions contained in Section 7.2(a), Executive may own an aggregate of not more than 5% of (i) the outstanding stock or other passive equity interest of any class of any corporation or entity that is a Competing Business, if such stock or passive equity interest is listed on a national securities exchange or regularly traded in the over-the-counter market by a member of a national securities exchange, (ii) the outstanding limited partnership interests or other passive equity interests in a private investment fund entity not affiliated with Executive that invests or owns interest or may invest or own interests in any Person engaged in a Competing Business, or (iii) any other passive equity investment in any other Person engaged in a Competing Business with the prior written consent of the Company (which consent shall require an approval of a majority of the Board), without violating the provisions of Section 7.2(a), provided that neither Executive nor any of Executive’s affiliates has the power, directly or indirectly, to control or direct the management or investment decisions or affairs of any such corporation, private investment fund, or Person, as applicable, and is not involved in the management of such corporation, private investment fund, or Person, as applicable; provided, further, with respect to Executive’s ownership of any interest described in the foregoing clause (iii) of this Section 7.2(b), Executive must provide prior written notice of Executive’s intent to acquire such interests to the Board and the Board (or a committee thereof) must approve such ownership in writing.

(c) Executive further expressly covenants and agrees that during the Prohibited Period, Executive will not, directly or indirectly solicit, canvass, approach, encourage, entice or induce any customer or supplier of any member of the Company Group to cease or lessen such customer’s or supplier’s business with the Company Group.

(d) Notwithstanding the above-referenced limitations in Sections 7.2(a) and 7.2(c) above, such limitations shall not apply in those portions of the Restricted Area located within the State of Oklahoma. Instead, Executive agrees that the restrictions on Executive’s activities within those portions of the Restricted Area located within the State of Oklahoma (in addition to those restrictions set forth in Section 7.2(e) and Article V above) shall be as follows: during the Prohibited Period, Executive will not directly or indirectly solicit the sale of goods, services, or a combination of goods and services from the established customers of the Company or any other member of the Company Group.

(e) Executive further expressly covenants and agrees that during the period that Executive is employed by any member of the Company Group and a period of 12 months following the date that Executive is no longer employed by any member of the Company Group, Executive will not directly or indirectly solicit, canvass, approach, encourage, entice or induce any employee of, or individual acting as a consultant to, the Company Group to terminate his or her employment or engagement with any member of the Company Group.

(f) Before accepting employment with any other person or entity during the Prohibited Period, Executive will inform such person or entity of the restrictions contained in this Article VII.

7.3 Relief. Executive and the Company agree and acknowledge that the limitations as to time, geographical area and scope of activity to be restrained as set forth in Section 7.2 are reasonable in all respects and do not impose any greater restraint than is necessary to protect the legitimate business interests of the Company Group. Executive and the Company also acknowledge that money damages would not be sufficient remedy for any breach of this Article VII by Executive, and the Company or any other member of the Company Group shall be entitled to enforce the provisions of this Article VII by terminating payments then owing to Executive under this Agreement or otherwise and to obtain specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Article VII but shall be in addition to all remedies available at law or in equity, including the recovery of damages from Executive and Executive’s agents.

7.4 Reasonableness; Enforcement. Executive hereby represents to the Company that Executive has read and understands, and agrees to be bound by, the terms of this Article VII. Executive acknowledges that the geographic scope and duration of the covenants contained in this Article VII are the result of arm’s-length bargaining and are fair and reasonable in light of (a) the nature and wide geographic scope of the Company Group’s operations of the Business, which is conducted throughout the Restricted Area (b) Executive’s level of control over and contact with the Company’s Group’s business in all jurisdictions in which it is conducted, and (c) the amount of Confidential Information to which Executive has or will have access in connection with the performance of Executive’s duties hereunder.

7.5 Reformation. The Company and Executive agree that the foregoing restrictions are reasonable in all respects and that any breach of the covenants contained in this Article VII would cause irreparable injury to the Company Group. Executive understands that the foregoing restrictions may limit Executive’s ability to engage in certain businesses anywhere in the Restricted Area during the Prohibited Period, but acknowledges that Executive will receive sufficient consideration from the Company to justify such restriction. Further, Executive acknowledges that Executive’s skills are such that Executive can be gainfully employed in non-

competitive employment, and that the agreement not to compete will not prevent Executive from earning a living. Nevertheless, if any of the aforesaid restrictions are found by a court of competent jurisdiction to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, the parties intend for the restrictions herein set forth to be modified by the court making such determination so as to be reasonable and enforceable and, as so modified, to be fully enforced. By agreeing to this contractual modification prospectively at this time, the Company and Executive intend to make this provision enforceable under the law or laws of all applicable jurisdictions so that the entire agreement not to compete and this Agreement as prospectively modified shall remain in full force and effect and shall not be rendered void or illegal. Such modification shall not affect the payments made to Executive under this Agreement.

ARTICLE VIII

DISPUTE RESOLUTION

8.1 Arbitration. All claims or disputes between Executive and the Company or any other member of the Company Group (including claims relating to the validity, scope, and enforceability of this Article VIII and claims arising under any federal, state or local law regarding the terms and conditions of employment or prohibiting discrimination in employment or governing the employment relationship in any way) shall be submitted for final and binding arbitration in Houston, Texas in accordance with the then-applicable rules for resolution of employment disputes of the American Arbitration Association (“AAA”). The arbitration shall be conducted by a single arbitrator chosen pursuant to the then-applicable rules for resolution of employment disputes of the AAA, and the Company or another member of the Company Group shall bear the costs of such arbitration. For the avoidance of doubt, the Company’s (or another member of the Company Group’s) assumption of costs referenced in the previous sentence applies to the costs of the AAA only, and does not include attorney or expert fees or other fees or costs incurred by Executive. The arbitrator shall apply the substantive law of the State of Texas (excluding Texas choice-of-law principles that might call for the application of some other state’s law), or federal law, or both as applicable to the claims asserted. The results of the arbitration and the decision of the arbitrator will be final and binding on the parties and each party agrees and acknowledges that these results shall be enforceable in a court of law. No demand for arbitration may be made after the date when the institution of legal or equitable proceedings based on such claim or dispute would be barred by the applicable statute(s) of limitations. In the event either party must resort to the judicial process to enforce the provisions of this Agreement, the award of an arbitrator or equitable relief granted by an arbitrator, the party successfully seeking enforcement shall be entitled to recover from the other party all costs of such litigation, including reasonable attorneys’ fees and court costs. To the fullest extent permitted by law, all proceedings conducted pursuant to this agreement to arbitrate, including any order, decision or award of the arbitrator, shall be kept confidential by the parties. Notwithstanding the foregoing, Executive and the Company further acknowledge and agree that a court of competent jurisdiction residing in Houston, Texas shall have the power to maintain the status quo pending the arbitration of any dispute under this Article VIII, and this Article VIII shall not require the arbitration of any application for emergency, temporary or preliminary injunctive relief (including temporary restraining orders) by either party pending arbitration, including any application for emergency, temporary or preliminary injunctive relief for any claim arising out of Article V or Article VII of this Agreement; provided, however, that the remainder of any such dispute beyond the application for such emergency, temporary or preliminary injunctive relief shall be subject to arbitration under this Article VIII. THE PARTIES ACKNOWLEDGE THAT, BY SIGNING THIS AGREEMENT, THEY ARE KNOWINGLY AND VOLUNTARILY WAIVING ANY RIGHTS THAT THEY MAY HAVE TO A JURY TRIAL OR, EXCEPT AS EXPRESSLY PROVIDED HEREIN, A COURT TRIAL OF ANY CLAIM THAT IS SUBJECT TO THIS ARTICLE VIII.

ARTICLE IX

MISCELLANEOUS

9.1 Notices. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given (a) when received if delivered personally or by courier, (b) five business days after deposit in the United States mail, if delivered by certified mail, postage prepaid, return receipt requested or (c) one business day after deposit with a delivery service if delivered by a nationally recognized overnight delivery service with proof of receipt maintained as follows:

If to Executive, addressed to:	Executive’s home address on file with the Company.

If to the Company, addressed to:	Nine Energy Service, LLC 2001 Kirby Drive, Suite 200 Houston, TX 77019 Attn: Senior Vice President and General Counsel

or to such other address as either party may furnish to the other in writing in accordance herewith, except that notices or changes of address shall be effective only upon receipt.

9.2 Applicable Law; Submission to Jurisdiction.

(a) This Agreement is entered into under, and shall be governed for all purposes by, the laws of the State of Texas, without regard to conflicts of laws principles thereof.

(b) With respect to any claim or dispute related to or arising under this Agreement, the parties hereby consent to the arbitration provisions of Article VIII and recognize and agree that should any resort to a court be necessary and permitted under this Agreement, then they consent to the exclusive jurisdiction, forum and venue of the state and federal courts located in Harris County, Texas. Notwithstanding the foregoing, the Company may seek emergency, temporary or preliminary injunctive relief (including temporary restraining orders) with respect to any breaches or threatened breaches by Executive of Article V or Article VII in any court of competent jurisdiction.

9.3 No Waiver. No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

9.4 Severability. If an arbitrator or a court of competent jurisdiction determines that any provision of this Agreement (or part thereof) is invalid or unenforceable, then the invalidity or unenforceability of that provision (or part thereof) shall not affect the validity or enforceability of any other provision (or part thereof) of this Agreement, and all other provisions (and parts thereof) shall remain in full force and effect.

9.5 Counterparts. This Agreement may be executed in one or more counterparts (including portable document format (.pdf) and facsimile counterparts), each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

9.6 Withholding of Taxes and Other Employee Deductions. The Company may withhold from any benefits and payments made pursuant to this Agreement all federal, state, city and other taxes and withholdings as may be required pursuant to any law or governmental regulation or ruling and all other customary deductions made with respect to the Company’s employees generally.

9.7 Titles and Headings; Interpretation. The Section headings have been inserted for purposes of convenience and shall not be used for interpretive purposes and headings to Sections hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof. Any and all Exhibits or Attachments referred to in this Agreement are, by such reference, incorporated herein and made a part hereof for all purposes. Unless the context requires otherwise, all references herein to an agreement, instrument or other document shall be deemed to refer to such agreement, instrument or other document as amended, supplemented, modified and restated from time to time to the extent permitted by the provisions thereof. The word “or” as used herein is not exclusive and is deemed to have the meaning “and/or.” All references to “dollars” or “$” in this Agreement refer to United States dollars. The words “herein”, “hereof”, “hereunder” and other compounds of the word “here” shall refer to the entire Agreement, including all Exhibits attached hereto, and not to any particular provision hereof. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation”, “but not limited to”, or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party hereto, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by each of the parties hereto and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the parties hereto.

9.8 Successors. This Agreement shall be binding upon and inure to the benefit of the Company and any successor of the Company. The Company may assign this Agreement, including to any affiliate or subsidiary or successor that succeeds to all or substantially all of the assets, business or operations of the Company, without the consent of Executive. Except as provided in the preceding sentences, this Agreement, and the rights and obligations of the parties hereunder, are personal and neither this Agreement, nor any right, benefit or obligation of either party hereto, shall be subject to voluntary or involuntary assignment, alienation or transfer, whether by operation of law or otherwise, without the prior written consent of the other party.

9.9 Effect of Termination of Employment Relationship. The provisions of Articles V, VI, VII, and VIII and those provisions necessary to interpret, apply and enforce them, shall survive any termination of this Agreement and any termination of the employment relationship between Executive and the Company.

9.10 Entire Agreement. Except as provided in any signed written agreement contemporaneously or hereafter executed by the Company and Executive, this Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to the employment of Executive by the Company. Without limiting the scope of the preceding sentence, all understandings and agreements preceding the date of execution of this Agreement and relating to the subject matter hereof (including, for the avoidance of doubt, the Original Employment Agreement) are hereby null and void and of no further force and effect. For the avoidance of doubt, Executive acknowledges that the Company has fully and finally satisfied all obligations that it has had and may ever have under the Original Employment Agreement, as the Original Employment Agreement has been replaced in its entirety by this Agreement. In entering into this Agreement, Executive expressly acknowledges and agrees that Executive has received all sums and compensation that Executive has been owed or ever could be owed by the Company or any other member of the Company Group (including pursuant to any prior employment agreement between Executive and any member of the Company Group) for all services provided during periods prior to the date Executive signs this Agreement.

9.11 Modification; Waiver. Any modification to or waiver of this Agreement will be effective only if it is in writing and signed by the parties to this Agreement.

9.12 Third-Party Beneficiaries. Any member of the Company Group that is not a signatory to this Agreement shall be a third-party beneficiary of Executive’s commitments, representations, covenants and promises set forth in Articles V, VII and VIII and shall be entitled to enforce such commitments, representations, covenants and promises as if a party hereto.

9.13 Executive’s Representations and Warranties. Executive represents and warrants to the Company that (a) Executive does not have any agreements or obligations with Executive’s prior employers or other third parties that will prohibit Executive from working for any member of the Company Group or fulfilling Executive’s duties and obligations to the Company Group pursuant to this Agreement and (b) Executive has complied, and will comply, with all duties imposed on Executive with respect to Executive’s former employers and all other third parties. Executive expressly promises that Executive will not: (i) introduce any confidential, proprietary or other similar information belonging to any prior employer to the premises or computer systems of any member of the Company Group; or (ii) use or disclose any legally protected information belonging to any former employer or other third party in the course of Executive’s employment hereunder.

9.14 Section 409A.

(a) Notwithstanding any provision of this Agreement to the contrary, all provisions of this Agreement are intended to comply with Section 409A of the Code and the applicable Treasury regulations and administrative guidance issued thereunder (collectively, “Section 409A”) or an applicable exemption therefrom and shall be construed and administered in accordance with such intent. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment.

(b) To the extent that any right to reimbursement of expenses or payment of any benefit in-kind under this Agreement constitutes nonqualified deferred compensation (within the meaning of Section 409A), (i) any such expense reimbursement shall be made by the Company no later than the last day of the taxable year following the taxable year in which such expense was incurred by Executive, (ii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year; provided, that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period in which the arrangement is in effect.

(c) Notwithstanding any provision in this Agreement to the contrary, if any payment or benefit provided for herein would be subject to additional taxes and interest under Section 409A if Executive’s receipt of such payment or benefit is not delayed until the Section 409A Payment Date, then such payment or benefit shall not be provided to Executive (or Executive’s estate, if applicable) until the Section 409A Payment Date. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement are exempt from, or compliant with, Section 409A and in no event shall any member of the Company Group be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Executive on account of non-compliance with Section 409A.

9.15 Clawback. To the extent required by applicable law or any applicable securities exchange listing standards, or as otherwise determined by the Board (or a committee thereof), amounts of incentive-based compensation paid or payable under this Agreement shall be subject to the provisions of any applicable clawback policies or procedures adopted by Parent, the Company or any other member of the Company Group, which clawback policies or procedures may provide for forfeiture and/or recoupment of incentive-based compensation paid or payable under this Agreement, but if such policy or procedure applies to Executive, it shall also apply to all named executive officers of the Company. Notwithstanding any provision of this Agreement to the contrary, Parent, the Company and each other member of the Company Group reserves the right, without the consent of Executive, to adopt any such clawback policies and procedures, including such policies and procedures applicable to this Agreement with retroactive effect.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of this 20th day of November, 2018.

EXECUTIVE

/s/ David Crombie
David Crombie

NINE ENERGY SERVICE, LLC

By:	/s/ Theodore R. Moore
Name:	Theodore R. Moore
Title:	Senior Vice President and General Counsel

For the limited purpose of acknowledging and agreeing to Sections 4.3, 6.1(b)(iv), 6.1(c) and 6.1(d):

NINE ENERGY SERVICE, INC.

By:	/s/ Theodore R. Moore
Name:	Theodore R. Moore
Title:	Senior Vice President and General Counsel

SIGNATURE PAGE TO

EMPLOYMENT AGREEMENT

APPENDIX A

GENERAL RELEASE OF CLAIMS

This GENERAL RELEASE OF CLAIMS (this “Agreement”) is entered into by David Crombie (“Executive”) and is that certain Release referred to in Section 1.9 of the Amended and Restated Employment Agreement, effective as of November 20, 2018 (the “Employment Agreement”) by and between Executive and Nine Energy Service, LLC, a Delaware limited liability company (the “Company”), and joined by Nine Energy Service, Inc., a Delaware corporation (“Parent”), for the limited purpose of acknowledging and agreeing to certain provisions thereof. Capitalized terms not defined herein have the meaning given to them in the Employment Agreement.

1. Severance Benefits. Executive acknowledges and agrees that the last day of Executive’s employment with the Company was                         , 20         (the “Separation Date”) and that, as of the Separation Date, Executive was no longer employed by any Company Party (as defined below). If Executive (a) executes this Agreement on or after the Separation Date and returns it to the Company, care of [NAME] [ADDRESS] [E-MAIL] so that it is received by [NAME] no later than 11:59 p.m., Houston, Texas time on [DATE], (b) does not exercise Executive’s revocation right pursuant to Section 11 below, and (c) abides by Executive’s continuing obligations under the Employment Agreement (including the terms of Articles V and VII thereof), then the Company will provide Executive with the payments and benefits set forth in Section 6.1(b), 6.1(c) or 6.1(d) of the Employment Agreement, as applicable (the “Severance Benefits”).

2. Satisfaction of All Leaves and Payment Amounts; Prior Rights and Obligations. In entering into this Agreement, Executive expressly acknowledges and agrees that Executive has received all leaves (paid and unpaid) to which Executive was entitled during Executive’s employment with the Company and any other Company Party and Executive has received all wages, bonuses, and other compensation, been provided all benefits, been afforded all rights and been paid all sums that Executive is owed and has been owed by the Company and any other Company Party as of the date that Executive executes this Agreement (the “Signing Date”). For the avoidance of doubt, Executive acknowledges and agrees that Executive had no right to the Severance Benefits (or any portion thereof) but for Executive’s entry into this Agreement.

3. Release of Liability for Claims.

(a) In consideration of Executive’s receipt of the Severance Benefits (and any portion thereof), Executive hereby forever releases, discharges and acquits the Company, Parent, their respective affiliates, and each of the foregoing entities’ respective past, present and future subsidiaries, affiliates, stockholders, members, partners, directors, officers, managers, insurers, employees, agents, attorneys, heirs, predecessors, successors and representatives in their personal and representative capacities, as well as all employee benefit plans maintained by any member of the Company Group and all fiduciaries and administrators of any such plans, in their personal and representative capacities (collectively, the “Company Parties”), from liability for, and Executive hereby waives, any and all claims, damages, or causes of action of any kind related to Executive’s employment with any Company Party, the termination of such employment, and any other acts or

APPENDIX A-1

omissions related to any matter occurring or existing on or prior to the Signing Date, including (i) any alleged violation through such date of: (A) any federal, state or local anti-discrimination or anti-retaliation law, including the Age Discrimination in Employment Act of 1967, as amended (including as amended by the Older Worker Benefits Protection Act), Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, as amended, and Sections 1981 through 1988 of Title 42 of the United States Code, as amended; and the Americans with Disabilities Act of 1990, as amended, the Texas Labor Code (including the Texas Payday Law the Texas Anti-Retaliation Act, Chapter 21 of the Texas Labor Code, and the Texas Whistleblower Act) as amended; (B) the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); (C) the Immigration Reform Control Act, as amended; (D) the Occupational Safety and Health Act, as amended; (E) the Family and Medical Leave Act of 1993; (F) any federal, state or local wage and hour law; (G) any other local, state or federal law, regulation or ordinance; or (H) any public policy, contract, tort, or common law claim or claim for fiduciary duty or breach thereof or claim for fraud or misrepresentation or fraud of any kind; (ii) any allegation for costs, fees, or other expenses including attorneys’ fees incurred in, or with respect to, a Released Claim; (iii) any and all rights, benefits or claims Executive may have under any retention, change in control, bonus or severance plan or policy of any Company Party or any retention, change in control, bonus or severance-related agreement that Executive may have or have had with any Company Party other than the rights to the Severance Benefits described herein; (iv) any and all rights, benefits or claims Executive may have under any employment contract (including the Employment Agreement), equity-based compensation plan or arrangement, incentive compensation plan, limited liability company agreements, and any other agreement other than the rights to the Severance Benefits; and (v) any claim for compensation or benefits of any kind not expressly set forth in this Agreement (collectively, the “Released Claims”). In no event shall the Released Claims include (a) any claim that arises after the date Executive executes this Agreement, (b) any claim to vested benefits under an employee benefit plan of any Company Party that is subject to ERISA, (c) any claims for the applicable Severance Benefits under Article VI of the Employment Agreement, (d) any claim for indemnification and advancement of expenses that Executive has pursuant to any agreement to which Executive is a party or third party beneficiary or under applicable law or any governing document of the Parent, the Company or any other member of the Company Group in favor of Executive, or (e) any rights arising under any directors’ and officers’ liability insurance or other similar insurance policy to which Executive is a party or of which Executive is a beneficiary. This Agreement is not intended to indicate that any such claims exist or that, if they do exist, they are meritorious. Rather, Executive is simply agreeing that, in exchange for the consideration received by Executive pursuant to Section 1, any and all potential claims of this nature that Executive may have against the Company Parties, regardless of whether they actually exist, are expressly settled, compromised and waived. THIS RELEASE INCLUDES MATTERS ATTRIBUTABLE TO THE SOLE OR PARTIAL NEGLIGENCE (WHETHER GROSS OR SIMPLE) OR OTHER FAULT, INCLUDING STRICT LIABILITY, OF ANY OF THE COMPANY PARTIES.

(b) Notwithstanding this release of liability, nothing in this Agreement prevents Executive from filing any non-legally waivable claim (including a challenge to the validity of this Agreement) with the Equal Employment Opportunity Commission (“EEOC”) or comparable state or local agency or participating in (or cooperating with) any investigation or proceeding conducted by the EEOC or comparable state or local agency or cooperating with such agency; however, Executive understands and agrees that Executive is waiving any and all rights to recover any

APPENDIX A-2

monetary or personal relief or recovery as a result of such EEOC or comparable state or local agency or proceeding or subsequent legal actions. Nothing in this Agreement prevents Executive from making any report to or communication with a Governmental Authority that is protected by any applicable whistleblower law or participating in any investigation or proceeding conducted by any Governmental Authority. This Agreement does not limit Executive’s right to receive an award from a Governmental Authority for information provided to a Governmental Authority.

4. Representation About Claims. Executive represents and warrants that, as of the Signing Date, Executive has not filed any claims, complaints, charges, or lawsuits against any of the Company Parties with any governmental agency or with any state or federal court or arbitrator for or with respect to a matter, claim, or incident that occurred or arose out of one or more occurrences that took place on or prior to the Signing Date. Executive further represents and warrants that Executive has made no assignment, sale, delivery, transfer or conveyance of any rights Executive has asserted or may have against any of the Company Parties with respect to any Released Claim.

5. Executive’s Acknowledgments. By executing and delivering this Agreement, Executive expressly acknowledges that:

(a) Executive has carefully read this Agreement and has had sufficient time (and at least [21] [45] days) to consider this Agreement before signing it and delivering it to the Company [Add if 45-day period applies: , and Executive acknowledges that attached to this Agreement are (i) a list of the positions and ages of those employees selected for termination (or participation in the exit incentive or other employment termination program); (ii) a list of the ages of those employees not selected for termination (or participation in such program); and (iii) information about the unit affected by the employment termination program of which Executive’s termination was a part, including any eligibility factors for such program and any time limits applicable to such program];

(b) Executive has been advised, and hereby is advised in writing, to discuss this Agreement with an attorney of Executive’s choice and Executive has had adequate opportunity to do so prior to executing this Agreement;

(c) Executive fully understands the final and binding effect of this Agreement; the only promises made to Executive to sign this Agreement are those stated herein; and Executive is signing this Agreement knowingly, voluntarily and of Executive’s own free will, and understands and agrees to each of the terms of this Agreement;

(d) The only matters relied upon by Executive and causing Executive to sign this Agreement are the provisions set forth in writing within the four corners of this Agreement and the Employment Agreement;

(e) Executive would not otherwise have been entitled to the consideration described in Section 1 above, or any portion thereof, but for Executive’s agreement to be bound by the terms of this Agreement; and

(f) No Company Party has provided any tax or legal advice regarding this Agreement and Executive has had the opportunity to receive sufficient tax and legal advice from advisors of Executive’s own choosing such that Executive enters into this Agreement with full understanding of the tax and legal implications thereof.

APPENDIX A-3

6. Third-Party Beneficiaries. Executive expressly acknowledges and agrees that each Company Party that is not a signatory to this Agreement shall be a third party beneficiary of Executive’s release of claims, covenants, and representations in Sections 2–5 and 9-10 hereof.

7. Severability. Any term or provision of this Agreement (or part thereof) that renders such term or provision (or part thereof) or any other term or provision hereof (or part thereof) invalid or unenforceable in any respect shall be severable and shall be modified or severed to the extent necessary to avoid rendering such term or provision (or part thereof) invalid or unenforceable, and such modification or severance shall be accomplished in the manner that most nearly preserves the benefit of the bargain set forth in the Employment Agreement and this Agreement.

8. Withholding of Taxes and Other Deductions. Executive acknowledges that the Company may withhold from the Severance Benefits all federal, state, local, and other taxes and withholdings as may be required by any law or governmental regulation or ruling.

9. Return of Property. Executive represents and warrants that Executive has returned to the Company all property belonging to the Company or any other Company Party pursuant to the terms of Section 5.1 of the Employment Agreement, including all computer files, electronically stored information and other materials provided to Executive by the Company or any other Company Party in the course of Executive’s employment with the Company and Executive further represents and warrants that Executive has not maintained a copy of any such materials in any form.

10. Further Assurances. In signing below, Executive expressly acknowledges the enforceability, and continued effectiveness of Articles V, VII, and VIII of the Employment Agreement and promises to abide by those terms of the Employment Agreement.

11. Revocation Right. Notwithstanding the initial effectiveness of this Agreement, Executive may revoke the delivery (and therefore the effectiveness) of this Agreement within the seven-day period beginning on the date Executive executes this Agreement (such seven-day period being referred to herein as the “Release Revocation Period”). To be effective, such revocation must be in writing signed Executive and must be received by [NAME] [ADDRESS] [E-MAIL] before 11:59 p.m., Houston, Texas time, on the last day of the Release Revocation Period. If an effective revocation is delivered in the foregoing manner and timeframe, the Severance Benefits shall not be provided to Executive and this Agreement shall be null and void; provided, however, that the provisions of Sections 2, 4, 9 and 10 shall remain in full force and effect and shall not be affected by any such revocation.

12. Employment Agreement. This Agreement shall be subject to the provisions of Article VIII and Section 9.2, 9.3, 9.4 and 9.11 of the Employment Agreement, which provisions are hereby incorporated by reference as a part of this Agreement.

[Remainder of Page Intentionally Blank;

Signature Page Follows]

APPENDIX A-4

IN WITNESS WHEREOF, Executive has executed this Agreement as of the date set forth below, effective for all purposes as provided above.

EXECUTIVE

David Crombie

Date:

APPENDIX A

SIGNATURE PAGE TO

GENERAL RELEASE OF CLAIMS

APPENDIX B

RESTRICTED AREA

The following States: Alaska, Colorado, Montana, New Mexico, Ohio, Oklahoma, Pennsylvania, Tennessee, Texas, West Virginia and Wyoming

The following parishes within the State of Louisiana: Acadia, Allen, Ascension, Assumption, Avoyelles, Beauregard, Bienville, Bossier, Caddo, Calcasieu, Caldwell, Cameron, Catahoula, Claiborne, Concordia, DeSoto, East Baton Rouge, East Carroll, East Feliciana, Evangeline, Franklin, Grant, Iberia, Iberville, Jackson, Jefferson, Jefferson Davis, Lafayette, Lafourche, LaSalle, Lincoln, Livingston, Madison, Morehouse, Natchitoches, Orleans, Ouachita, Plaquemines, Pointe Coupee, Rapides, Red River, Richland, Sabine, St. Bernard, St. Charles, St. Helena, St. James, St. John, St. Landry, St. Martin, St. Mary, St. Tammany, Tangipahoa, Tensas, Terrebonne, Union, Vermilion, Vernon, Washington, Webster, West Baton Rouge, West Carroll, West Feliciana, and Winn.

APPENDIX B-1